EX-10.1 STOCK PURCHASE AGREEMENT
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
by and among
SFX ENTERTAINMENT, INC.,
as BUYER
LIVE NATION, INC.,
as BUYER PARENT
CPI ENTERTAINMENT RIGHTS INC.,
CONCERT PRODUCTIONS INTERNATIONAL INC.,
SAMCO INVESTMENTS LTD.
AND CERTAIN OTHERS,
as SELLERS
and
CPI ENTERTAINMENT CONTENT (2005), INC.,
CPI ENTERTAINMENT CONTENT (2006), INC.,
GRAND ENTERTAINMENT (ROW), LLC,
CPI INTERNATIONAL TOURING INC. and
CPI TOURING (USA), INC.
as the COMPANIES
and
MICHAEL COHL,
In his personal capacity and as the SELLER REPRESENTATIVE
Dated as of May 26, 2006

1. Purchase and Sale		2
1.1	Purchase and Sale	2
1.2	Service Agreement	3
1.3	Securityholders Agreement	3
1.4	Credit Agreement	3
1.5	Further Assurances	3

2. Closing; Purchase Price		4
2.1	Closing Date	4
2.2	Purchase Price	4
2.3	Escrow Fund	4

3. Representations and Warranties		4
3.1	Representations and Warranties of the Corporate Sellers and Cohl	4
3.2	Representations and Warranties of the Buyer Group	12
3.3	Representations and Warranties of the Sellers	14
3.4	Sellers Disclosure Schedules	15

4. Covenants		16
4.1	Further Actions	16
4.2	No Inconsistent Action	16
4.3	Public Announcements	16
4.4	Tax Matters	16
4.5	Discharge of Invested Amounts	16

5. Additional Closing Actions		17
5.1	Closing Deliveries	17

6. Covenants; Action Subsequent to Closing		18
6.1	Put Option	18
6.2	Election of Cohl as Director	18
6.3	Non-Compete Covenants	19
6.4	NYSE Filing	19
6.5	Deferred Entertainment Investments	19

7. Indemnification		20
7.1	Indemnification by the Sellers and Cohl	20
7.2	Indemnification by the Buyer Group	21
7.3	Indemnification Procedures	21
7.4	Time Limits on Liability; Indemnification Cap	22
7.5	Right to Indemnification Not Affected By Knowledge or Materiality	23
7.6	Exclusive Remedy	24

8. Miscellaneous		24
8.1	Payment of Certain Fees and Expenses	24
8.2	Notices	24

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8.3	Entire Agreement	25
8.4	Binding Effect; Benefit	25
8.5	Assignability	25
8.6	Amendment; Waiver	25
8.7	Section Headings	26
8.8	Severability	26
8.9	Counterparts	26
8.10	Applicable Law	26
8.11	Dispute Resolution	26
8.12	Jurisdiction/No Jury Trial	27
8.13	Seller Representative	27

9. Definitions		28
9.1	Defined Terms	28
9.2	Certain Additional Defined Terms	32
9.3	References	33

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LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT
Schedules

Schedule 1.1	—	Number of Purchased Shares to be Sold by each Seller
Schedule 2.2	—	Allocation of Purchase Price to the Sellers
Schedule 3.1(a)	—	CPI Companies and Subsidiaries; Jurisdictions
Schedule 3.1(b)(ii)	—	Capital Structure; Ownership; Subsidiaries; Capital Contributions
Schedule 3.1(b)(iii)	—	Entertainment Investments
Schedule 3.1(b)(iv)	—	Equity Interests
Schedule 3.1(c)	—	Consents and Approvals
Schedule 3.1(d)(i)	—	Disclosed Liabilities
Schedule 3.1(d)(ii)	—	Debt; Invested Amounts
Schedule 3.1(e)	—	Assets; Encumbrances
Schedule 3.1(f)(i)	—	Material Contracts
Schedule 3.1(f)(ii)		Real Estate; Real Estate Leases
Schedule 3.1(f)(iii)		CPI Permits
Schedule 3.1(f)(iv)		Enforceability; No Breach
Schedule 3.1(g)	—	Legal Proceedings
Schedule 3.1(h)(i)	—	Insurance Policies
Schedule 3.1(h)(ii)	—	Insurance Claims
Schedule 3.1(i)	—	Intellectual Property
Schedule 3.1(j)	—	Conduct of Business
Schedule 3.1(k)	—	Certain Fees
Schedule 3.1(l)	—	Environmental Matters
Schedule 3.1(m)	—	Taxes
Schedule 3.1(n)		Employees
Schedule 3.1(p)		Transactions with Affiliates
Schedule 3.1(q)	—	Business Relationships
Schedule 3.1(r)		CPI Companies’ Start Date
Schedule 4.3		Press Release
Schedule 6.5		Deferred Entertainment Investments

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Exhibits
Exhibit A — List of Other Sellers
Exhibit B — Cohl Services Agreement
Exhibit C — Securityholders Agreement
Exhibit D — Credit Agreement
Exhibit E — Escrow Agreement
Exhibit F — LN Securities Agreement
Exhibit G — LN Shares Legend
Exhibit H — Releases

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is made and entered into as of May ___, 2006 by and among (i) SFX ENTERTAINMENT, INC., a Delaware corporation (“Buyer”) and LIVE NATION, INC., a Delaware corporation (“Buyer Parent” and together with Buyer, the “Buyer Group”), (ii) SAMCO INVESTMENTS LTD., a Turks and Caicos company (“Majority Seller”), CONCERT PRODUCTIONS INTERNATIONAL INC., a Barbados IBC corporation (“Concert Productions”), and CPI ENTERTAINMENT RIGHTS INC., a Barbados corporation (“CPI Entertainment”, and together with the Majority Seller and Concert Productions, the “Corporate Sellers”), (iii) the other sellers identified on Exhibit A (the “Other Sellers”, and together with the Corporate Sellers, the “Sellers”), (iv) CPI ENTERTAINMENT CONTENT (2005), INC., a Delaware corporation (“Content 2005”), CPI ENTERTAINMENT CONTENT, (2006) INC., a Delaware corporation (“Content 2006”) and GRAND ENTERTAINMENT (ROW), LLC, a Delaware limited liability company (“Grand ROW”, and together with Content 2005 and Content 2006, “Grand”), (v) CPI INTERNATIONAL TOURING INC., a Barbados IBC corporation (“ROW Tour”), and CPI TOURING (USA), INC., a Delaware corporation (“USA Tour”, and together ROW Tour, “Tour”) (Grand together with Tour, the “Companies”), and (vi) MICHAEL COHL in his personal capacity (“Cohl”) and in his capacity as the Seller Representative. Buyer, the Sellers, the Companies, and Cohl are hereinafter referred to collectively as the “Parties.”
RECITALS:
     1. The Majority Seller and the Other Sellers are the only shareholders of ROW Tour and USA Tour, and the current ownership of each such Company is identical. The sole shareholder of Content 2005 and Content 2006 is CPI Entertainment, and the sole shareholder of CPI Entertainment is Concert Productions.
     2. The Companies are engaged in the business of (i) promoting music concert tours, (ii) acquiring and exploiting intellectual property rights that relate to or derive from live entertainment performances, such as DVD rights, merchandise rights, manuscript rights and film rights, and (iii) producing live theatrical shows and other live projects (other than music concert tours) and (iv) acquiring real estate and making other capital expenditures necessary to conduct the business of any of the Companies (collectively, the “Business”).
     3. The Companies conduct the Business directly and through various Subsidiaries. The Subsidiaries and the Companies are herein collectively referred to as the “CPI Companies”.
     4. The Sellers desire to sell to Buyer and Buyer desires to acquire from the Sellers, (i) 50.1% of the issued and outstanding capital stock of ROW Tour and USA Tour, (ii) 50% of the issued and outstanding capital stock of Content 2005 and Content 2006, and (iii) Concert Production’s 50% equity interest in the Grand ROW, in consideration for the payment by Buyer of the purchase price provided herein, all upon the terms and conditions hereafter set forth.
     5. Buyer Parent controls Buyer through one or more subsidiaries. Buyer Parent joins in the execution of this Agreement for the purpose of making certain representations and warranties to, and agreements and covenants with, the Sellers, including its agreement to issue certain shares of its capital stock as a portion of the purchase price.
     6. The Companies join in execution of this Agreement for the purpose of evidencing consent to consummation of the foregoing transactions and for the purpose of making certain covenants and agreements with the Buyer Group.
     7. Cohl is a director and/or senior executive officer of certain of the Companies and owns a controlling interest in Concert Productions. Cohl joins in the execution of this Agreement for the purpose of evidencing his consent to the consummation of the foregoing transactions and for the purpose of making certain representations and warranties to, and covenants and agreements with, the Buyer Group.
AGREEMENT
     In consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the Parties contained herein, it is hereby agreed as follows:
1. Purchase and Sale.
     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement and as detailed below, at the Closing, the Sellers shall sell and deliver to Buyer and Buyer shall purchase from the Sellers the following shares of stock and other equity interests (the “Purchased Interests”) free and clear of all Encumbrances (except pursuant to this Agreement and the Securityholders Agreement, those arising by virtue of any action taken by or on behalf of Buyer or its Affiliates and restrictions on transfers that may be imposed by Applicable Laws):
     (a) The Majority Seller and the Other Sellers shall sell and deliver to Buyer 50,100 shares of the common stock, no par value of ROW Tour, which represents 50.1% of all of the issued and outstanding capital stock of ROW Tour;
     (b) The Majority Seller and the Other Sellers shall sell and deliver to Buyer 50,100 shares of the common stock, par value $0.01 of USA Tour, which represents 50.1% of all of the issued and outstanding capital stock of USA Tour;
     (c) CPI Entertainment shall sell and deliver to Buyer 500 shares of the common stock, par value $0.01 of Content 2005, which represents 50.0% of all of the issued and outstanding capital stock of Content 2005;
     (d) CPI Entertainment shall sell and deliver to Buyer 500 shares of the common stock, par value $0.01 of Content 2006, which represents 50.0% of all of the issued and outstanding capital stock of Content 2006; and
     (e) Concert Productions shall sell and deliver to Buyer 500 shares, no par value of Grand ROW, which represents 50.0% of all of the issued and outstanding shares of Grand ROW.

At the Closing, each Seller shall deliver to Buyer certificates evidencing the number of shares of stock included within the Purchased Interests listed next to such Seller’s name on Schedule 1.1, duly endorsed for transfer or accompanied by duly executed stock powers in a form acceptable to Buyer.
     1.2 Service Agreement. Subject to the terms and conditions of this Agreement, at the Closing, (i) Cohl will cause KSC Consulting (Barbados) Inc. (“KSC”) to execute and enter into a Services Agreement with all of the Companies in the form of Exhibit B attached hereto (the “Cohl Services Agreement”) whereby KSC will agree to provide the services of Cohl to the Companies and (ii) Cohl will join in the execution of the Cohl Services Agreement.
     1.3 Securityholders Agreement. Subject to the terms and conditions of this Agreement, at the Closing, the Companies, the Sellers (other than Concert Productions), Cohl and Buyer shall enter into a Securityholders Agreement in the form of Exhibit C attached hereto (the “Securityholders Agreement”).
     1.4 Credit Agreement. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer and the Companies shall enter into a Credit Agreement in the form of Exhibit D attached hereto (the “Credit Agreement”).
     1.5 Further Assurances.
     (a) From time to time after the Closing, the Sellers and Cohl will execute and deliver, or cause to be executed and delivered, without further consideration, such instruments of conveyance, assignment, transfer and delivery, or take such other actions as Buyer may reasonably request in order to more effectively transfer, convey and assign and deliver to (i) Buyer, and to place Buyer in possession and control of, any of the Purchased Interests or to enable Buyer to exercise and enjoy all rights and benefits of the Sellers with respect thereto, and (ii) the Companies, any assets, interests or rights relating to the Business which are not currently held by the CPI Companies.
     (b) As soon as practicable but in any event within twenty (20) Business Days after the Closing Date, the Majority Seller will deliver, and Seller Representative will cause the Majority Seller to deliver, to the Buyer a stock power executed in blank with respect to the LN Shares issued to the Majority Seller pursuant to Section 2.2(ii) with a signature guarantee from a financial institution that participates in a Medallion Signature Guarantee Program or equivalent program satisfactory to the transfer agent.
     (c) As soon as practicable but in any event within fifteen (15) business days after written request from Buyer, the Sellers, other than the Majority Seller, will deliver, and the Seller Representative will cause such Sellers to deliver, to the Buyer a stock power executed in blank with respect to the LN Shares issued to each such Seller pursuant to Section 2.2(ii) with a signature guarantee from a financial institution that participates in a Medallion Signature Guarantee Program or equivalent program satisfactory to the transfer agent.

2. Closing; Purchase Price.
     2.1 Closing Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Torys LLP, 237 Park Avenue, 20th Floor, New York, New York, at 10:00 a.m., local time, on the date hereof (the “Closing Date”).
     2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Interests shall consist of (i) a cash purchase price equal to Eight Million and No/100 Dollars ($8,000,000.00) (“Cash Purchase Price”), and (ii) 1,679,373 shares of common stock of Buyer Parent, par value $.01 per share (“LN Shares”) which shares shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (except pursuant to the Escrow Agreement and the LN Securities Agreement, those arising by virtue of any action taken by or on behalf of the Sellers or their Affiliates and restrictions on transfers that may be imposed by Applicable Laws). Schedule 2.2 attached hereto sets forth the portion of the Purchase Price that is attributable to each Company and which is to be paid to each Seller. The Sellers acknowledge and agree that the allocation of the Purchase Price among the Companies and them as set forth on Schedule 2.2 is the sole responsibility of the Sellers, and the Buyer Group and the Companies shall have no obligation or responsibility with respect to such allocation. The Parties further agree not to assert, in connection with any tax return, a tax audit or similar proceeding, any allocation that differs from that set forth on Schedule 2.2.
     2.3 Escrow Fund. At the Closing, the Buyer Group shall deposit the entire Purchase Price with the Escrow Agent pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”). The Purchase Price so deposited, together with any additions (including interest) or reductions thereto pursuant to the Escrow Agreement, is herein referred to as the “Escrow Fund” and the Escrow Fund shall be allocated among the Sellers in a manner consistent with the allocation of the Purchase Price set forth on Schedule 2.2. Subject to the provisions of Section 6.1, the Escrow Fund shall be paid to the Sellers in accordance with the terms of the Escrow Agreement.
3. Representations and Warranties.
     3.1 Representations and Warranties of the Corporate Sellers and Cohl. Each of the Corporate Sellers and Cohl, jointly and severally, represents and warrants to the Buyer Group as of the date hereof, as follows:
     (a) Due Organization; Good Standing and Power. Each CPI Company is a corporation or limited liability company duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Schedule 3.1(a) sets forth each CPI Company, its ownership and its jurisdiction of organization. Each CPI Company has the corporate power and authority to own, lease and operate its assets and to conduct its business as presently being conducted. No CPI Company is qualified to conduct business in any foreign jurisdiction and no actions or proceedings to dissolve any of the CPI Companies are pending.
     (b) Validity of Agreement; Capitalization.

     (i) Each Seller and Cohl has the full power and authority to enter into this Agreement and the other agreements contemplated by this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Sellers, Cohl and the Companies and this Agreement constitutes, and the Ancillary Agreements to which a Seller, Cohl or a Company is a party, when executed and delivered by such Party, will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each Corporate Seller and Company has been duly authorized by all requisite corporate action on its part. The Sellers have made available to the Buyer true and complete copies of the minute books and stock transfer books or other similar books and records for each Company, each of which is accurate and complete in all material respects.
     (ii) The authorized capital of and the number of issued and outstanding shares or other equity interests of each Company is as set forth on Schedule 3.1(b)(ii). The record and beneficial ownership of the issued and outstanding shares or other equity interests of each Company is as set forth on Schedule 3.1(b)(ii), and the Sellers are the record and beneficial owner of all such shares or other equity interests. Except for Entertainment Investments, Schedule 3.1(b)(ii) sets forth each Subsidiary or other Persons in which any Company (directly or indirectly) has an equity or other ownership interest, such Company’s ownership percentage in each such Subsidiary or other Person and the ownership interest and percentage of any other Person in any Subsidiary. All of the issued and outstanding shares of each CPI Company that is a corporation, or interests of each CPI Company that is a limited liability company, have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance in all material respects with all Applicable Laws. Each CPI Company has paid all required capital contributions to the extent due and payable with respect to any partnership or limited liability company which any CPI Company is a member or partner. Grand ROW is a manager managed limited liability company and is taxed as a partnership for purposes of federal income taxes. Schedule 3.1(b)(ii) sets forth the current officers, directors or managers of each Company, and to the actual knowledge of Cohl, Gary Moss or Eric Rosen, for each other CPI Company.
     (iii) Schedule 3.1(b)(iii) sets forth each investment (collectively, the “Entertainment Investments”) related to concert promotions, theatrical productions, documentaries or other entertainment events (collectively, the “Entertainment Events”) owned by any CPI Company excluding the Deferred Entertainment Investments, lists the CPI Company owning such investment or rights agreement or other asset (including the entities that own the assets and rights related to the 2005-2006 Rolling Stones Tour (the “RS Tour”)) and the

percentage owned of any such Entertainment Event, the name of the entity that owns the underlying Entertainment Event, and if such entity is not wholly owned by the CPI Companies, the name of such entity’s general partner or manager, as applicable, and all material agreements relating thereto or in connection therewith (the “Entertainment Agreements”). Except for the Entertainment Investments (including the Deferred Entertainment Investments), neither (a) the Corporate Sellers, nor (b) Cohl or the CPI Companies or any of their Affiliates (directly or indirectly) have an equity or other ownership interest in any Entertainment Event. The Sellers have previously furnished Buyer with complete and accurate copies of all written Entertainment Agreements and a written description of all oral Entertainment Agreements.
     (iv) Except as set forth on Schedule 3.1(b)(iv), there are outstanding (1) no shares of capital stock, other voting securities or other equity interests (“Equity Interests”) of the CPI Companies, (2) no securities of the CPI Companies convertible into or exchangeable for Equity Interests of the CPI Companies, (3) no options, warrants or other rights to acquire from the CPI Companies, and no obligation of the CPI Companies to issue or sell, any Equity Interests or any securities of the CPI Companies convertible into or exchangeable for Equity Interests, and (4) no equity equivalents, interests in the ownership or earnings, or other similar rights of the CPI Companies. There are no outstanding obligations of the CPI Companies to repurchase, redeem or otherwise acquire any Equity Interests except the Deferred Entertainment Investments pursuant to the terms of this Agreement. The Sellers are the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire, good, valid and marketable title to, all of the Purchased Interests, free and clear of all Encumbrances, other than (x) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (y) restrictions on transfer that may be imposed by Applicable Laws, and (z) those arising under the terms of the Securityholders Agreement and this Agreement. Cohl owns a controlling interest in Concert Productions.
     (c) No Approvals or Notices Required; No Conflict with Instruments. Except as set forth on Schedule 3.1(c), the execution, delivery and performance of this Agreement by the Sellers, Cohl and the Companies and the consummation by them of the transactions contemplated hereby (i) does not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, (ii) does not result in the creation of any Encumbrance (except pursuant to this Agreement and the Securityholders Agreement, those arising by virtue of any action taken by or on behalf of Buyer or its Affiliates and restrictions on transfers that may be imposed by Applicable Laws) on the Purchased Interests or any Equity Interests of any CPI Company under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers, Cohl or the CPI Companies under, or (iii) result in the creation of an Encumbrance upon any asset of the CPI Companies pursuant to: (A) Applicable Law, (B) any Permit (including liquor licenses), (C) the charters or bylaws of the CPI Companies, or (D) any instrument or other agreement to which the Sellers, Cohl or the

Companies are a party or by which any of them or any of their assets are bound or affected. The Purchased Interests are transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any Person with respect of any of the Purchased Interests or the Business other than as disclosed on Schedule 3.1(b)(iii).
     (d) Financial Information.
     (i) The CPI Companies do not have any liability or obligation, whether accrued, absolute, contingent, or otherwise, other than (1) those arising under Entertainment Agreements, the Material Contracts listed on Schedule 3.1(f), and Minor Contracts not required to be listed on Schedule 3.1(f) pursuant to Section 3.1(f), and this Agreement and the Ancillary Agreements, (2) those arising in the ordinary course of business to trade creditors or service providers, none of which liabilities individually exceed $50,000, (3) those that will be discharged as contemplated by Section 4.5 or Section 6.5(c), and (4) those identified on Schedule 3.1(d)(i) or Schedule 3.1(d)(ii) (collectively, the “Disclosed Liabilities”). Schedule 3.1(d) further identifies all accruals or reserves maintained on the books of the CPI Companies and all accruals and reserves are adequate to cover the liabilities associated therewith and have been established in accordance with GAAP and good business practices.
     (ii) Except as set forth on Schedule 3.1(d)(ii) or that will be discharged as contemplated by Section 4.5 or Section 6.5(c), the CPI Companies have no “Debt”. As used herein, the term Debt means, without duplication, (1) all indebtedness of the CPI Companies for borrowed money, (2) all obligations of the CPI Companies evidenced by bonds, notes, letters of credit, debentures or other similar arrangements, (3) all obligations of the CPI Companies as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (4) all guarantees by the CPI Companies of the debts or obligations of any other Person and (5) all debt, whether or not of the type described in clauses (1) through (3) above to the extent secured by a lien on the property of the CPI Companies. Not limiting the generality of any of the foregoing provisions of this Section 3.1(d), the column titled “Funding Required” in Schedule 1 to the Credit Agreement sets forth all funds invested or otherwise expended on behalf of the CPI Companies by the Sellers, Cohl or any of their Affiliates to the extent such amounts have not been reimbursed or discharged prior to the funding of the amounts referenced in Section 4.5 (the “Invested Amounts”).
     (iii) Except as set forth on Schedule 3.1(d)(iii), since their formation, the CPI Companies have not (1) declared or paid any dividend or made any other distribution to their owners, (2) made or authorized any capital expenditures which individually or in the aggregate would exceed $50,000.00 other than capital expenditures required by Entertainment Agreements or the Material Contracts disclosed on Schedule 3.1(f), or (3) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

     (iv) None of the profits or earnings that have been or will be derived from the promotion of the RS Tour have or shall inure to or for the benefit of any of the Sellers or any Affiliate of one or more of the Sellers other than (i) the CPI Companies and (ii) earnings in an amount not to exceed US $100,000 which will inure to the benefit of Concert Productions.
     (e) Title to Properties; Absence of Liens and Encumbrances. All of the material assets of the Companies other than the Entertainment Investments are set forth on Schedule 3.1(e). Each CPI Company owns good and valid title to all of its assets, free and clear of all Encumbrances, other than the Encumbrances set forth on Schedule 3.1(e) and other than Permitted Encumbrances.
     (f) Properties, Contracts, Permits and Other Data.
     (i) Schedule 3.1(f)(i) sets forth all agreements, instruments or other contracts pertaining to the Business to which the CPI Companies or an Affiliate of the CPI Companies is a party, the benefits of which are enjoyed by the Business or to which any of the material assets of the CPI Companies is subject other than contracts which (1) are Entertainment Agreements or (2) were entered into in the ordinary course of business and do not restrict the ability of the CPI Companies to conduct the Business in any jurisdiction or in any manner, and do not involve the receipt or payment of more than $50,000 individually (the contracts, agreements or instruments required to be so listed together with the Entertainment Agreements are herein defined as “Material Contracts” and the contracts, agreements or instruments not required to be so listed are herein defined as the “Minor Contracts”).
     (ii) The CPI Companies do not own and never have owned any real property. Schedule 3.1(f)(ii) sets forth the real estate currently leased or held for use by the CPI Companies other than arrangements for use of entertainment venues for presentation of any one or more performances of an Entertainment Event (the “Real Estate”). Schedule 3.1(f)(ii) also sets forth each lease, license or other occupancy agreement relating to any of the Real Estate (“Real Estate Leases”). The CPI Companies are not a party or otherwise committed to become a party to any Real Estate Lease except as set forth on Schedule 3.1(f)(ii), whether as a lessee, sublessee, lessor, sublessor, licensor, licensee, sublicensor or sublicensee or otherwise; and
     (iii) Schedule 3.1(f)(iii) sets forth the material Permits maintained by any CPI Company relating to the development, use, maintenance or occupation of the CPI Companies’ properties, Real Estate, or the operation of the Business (other than sales and use tax Permits and franchise tax registrations) (the “CPI Permits”).
     (iv) Except as set forth on Schedule 3.1(f)(iv), the Material Contracts, Minor Contracts, Real Estate Leases and CPI Permits are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 3.1(f)(iv), the CPI Companies and their Affiliates are not in material breach or default in the performance of any obligation under any Material Contract, Minor Contract, Real Estate Lease or CPI Permit and, to the Knowledge of the Corporate Sellers, no other party thereto is in such a breach or default and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth on Schedule 3.1(f)(iv), the CPI Companies have all material Permits required for the conduct of the Business as presently conducted. Except as set forth on Schedule 3.1(f)(iv), there are no outstanding powers of attorney relating to or affecting the CPI Companies.
     (g) Legal Proceedings. Except as set forth on Schedule 3.1(g), (i) there is no litigation, proceeding, claim or governmental investigation pending (but with respect to any concert tour managed by Buyer Group or their Affiliates, this representation is limited to the actual knowledge of Cohl, Gary Moss or Eric Rosen) or, to the Knowledge of the Corporate Sellers, threatened, that seeks relief or damages against the CPI Companies or any of the respective assets or the Business or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) none of the Sellers, Cohl or the CPI Companies has been charged with any violation of or, to the Knowledge of the Corporate Sellers, threatened with a charge or violation of, any provision of Applicable Laws (for purposes of this clause (ii), with respect to Cohl and the Sellers, the scope of the representations shall be limited to charges or violations of Applicable Laws relating to the CPI Companies or the Business). To the Knowledge of the Corporate Sellers, none of the CPI Companies, or their Affiliates, or any director, officer, employee or agent of any of them has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property to any broker, finder, agent, governmental official or other Person, in any matter related to the Business of the CPI Companies, which would be illegal under Applicable Laws.
     (h) Insurance.
     (i) Schedule 3.1(h)(i) sets forth the insurance policies relating to the insurable properties of the CPI Companies and the conduct of the Business other than those arranged for by the Buyer Group or their Affiliates. All premiums due and arising thereon have been paid on a current basis and such policies are in full force and effect.
     (ii) Schedule 3.1(h)(ii) sets forth all pending or outstanding insurance claims of the CPI Companies against the CPI Companies’ insurance companies.
     (i) Intellectual Property. Schedule 3.1(i) sets forth the CPI Companies’ right, title or interest in or to any material Intellectual Property (the “CPI Intellectual Property”). Except as set forth on Schedule 3.1(i), (i) the CPI Companies own and/or validly license all of the Intellectual Property necessary for the conduct of the Business as presently conducted (excluding the Deferred Entertainment Investments); (ii) to the

Knowledge of the Corporate Sellers, there is no reasonable basis for the assertion by any Person of any claim against Buyer or the CPI Companies with respect to the use by the CPI Companies of the CPI Intellectual Property; (iii) to the Knowledge of the Corporate Sellers, the CPI Companies are not infringing or violating and have not infringed or violated, any rights of any Person with respect to the CPI Intellectual Property described in clause (i); (iv) to the Knowledge of the Corporate Sellers, no other Person is infringing or violating, or has infringed or violated, any rights of the CPI Companies with respect to the CPI Intellectual Property; and (v) the CPI Intellectual Property is not subject to any order, injunction or agreement respecting its use.
     (j) Conduct of Business in Compliance with Applicable Laws. Except as set forth on Schedule 3.1(j), each of the CPI Companies has conducted the Business in compliance with all Applicable Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.
     (k) Certain Fees. None of the Companies or their respective officers, directors or employees, nor the Sellers, on behalf of the Companies or themselves, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     (l) Environmental, Health and Safety Compliance. Except as set forth on Schedule 3.1(l):
     (i) to the Knowledge of the Corporate Sellers, each of the CPI Companies is, and has continuously been, in compliance in all material respects with all applicable Environmental Laws; and
     (ii) neither Cohl nor any of the CPI Companies has received any written notice or claim that any of the CPI Companies is or may be liable to any Person as a result of any Hazardous Substances generated, treated or stored at any real estate at any time leased by the CPI Companies or discharged, emitted, released or transported from any real estate at any time leased by the CPI Companies in the conduct of the Business.
     (m) Taxes. Except as set forth on Schedule 3.1(m), for the past five years, the Companies have caused to be timely filed with appropriate federal, state, local, foreign, provincial and other Governmental Entities all Tax Returns required to be filed with respect to the CPI Companies or the conduct of the Business and have paid, caused to be paid, or adequately reserved for on the books of the CPI Companies all Taxes claimed to be due from or with respect to such Tax Returns or which are or will become payable with respect to all periods prior to Closing. Except as set forth on Schedule 3.1(m), no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by any taxing authority in connection with any of the CPI Companies’ Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state, local, foreign, or provincial Tax Returns that include or reflect the use and operation of the CPI Companies, or the conduct of the

Business. Except as set forth on Schedule 3.1(m), none of Cohl, the Corporate Sellers or any of the CPI Companies have received or have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the CPI Companies or the conduct of the Business by the CPI Companies from any taxing authority. Except as set forth on Schedule 3.1(m), none of the CPI Companies has taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date and none of the CPI Companies has consented to the application of Section 341(f) of the Code. All monies required to be held or collected by each CPI Company and a portion of any such Taxes to be paid by each CPI Company to any taxing authority has been collected or withheld and either paid to the respective taxing authority or set aside in accounts for such purposes. All foreign, state and local jurisdictions where each CPI Company has filed Tax Returns since their respective formation are set forth on Schedule 3.1(m). No claim has been made by any taxing authority in any jurisdiction not set forth on Schedule 3.1(m) that any CPI Company is or may be subject to taxation by such jurisdiction. None of the CPI Companies has ever been a member of any affiliated, consolidated, combined or unitary group, or filed or been included in a combined, consolidated or unitary tax return, and none of the CPI Companies are currently under a contractual obligation to indemnify any other Person with respect to Taxes. None of the CPI Companies is or ever has been a party to or bound by any Tax sharing, Tax allocation, or similar agreement or arrangement. Except as set forth on Schedule 3.1(m), none of the CPI Companies has ever been a member of, or had an interest in, any partnership, joint venture, trust, limited liability company or other entity, the taxable income of which is or was required to be taken into account by the Companies on their tax return in whole or in part. The restructuring, capital contributions, assignments and other corporate reorganizations undertaken by the Sellers, the Companies and the Subsidiaries prior to Closing (herein collectively called the “Corporate Restructuring”) was undertaken and effectuated in such a manner that no Taxes are owed or shall be owed by any of the CPI Companies or any shareholder or other owner of the Companies by reason of, arising out of or relating to the Corporate Restructuring.
     (n) Labor Matters. The CPI Companies do not have and never have had, any employees other than Cohl or as set forth on Schedule 3.1(n). Schedule 3.1(n) sets forth the name, title and current hourly or annualized salary for all employees of the CPI Companies, together with vacation and severance benefits to which each employee is entitled.
     (o) Employee Benefit Plans and Arrangements. None of the CPI Companies has, or ever has had, any liability under (or otherwise have been bound with respect to) any employee benefit plan or other similar arrangement, including (1) any profit-sharing, deferred compensation, bonus, stock options, equity compensation, stock purchase, pension, retainer, consulting, retirement, severance or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement (other than with Cohl), or (4) any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA).
     (p) Transactions with Affiliates. Except for this Agreement and the Ancillary Agreements and except as set forth on Schedule 3.1(p), none of Cohl nor any shareholder, director or officer of the CPI Companies or the Corporate Sellers, and no associate or Affiliate of Cohl or any such shareholder, director or officer is currently, directly or indirectly, a party to any executory transaction with the CPI Companies. For the purposes of this Section 3.1(p) only, an “associate” of any shareholder, director or officer means a member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest or is a director, officer, partner or trustee, or Person holding a similar position.
     (q) Business Relationships. Except as set forth on Schedule 3.1(q), none of the Corporate Sellers, Cohl or the CPI Companies have received any written notice that any Person or entity with whom the CPI Companies do business will not continue to do business with such entity after the Closing Date on terms and conditions substantially the same as those prevailing during the past twelve (12) months, as a result of the transactions contemplated in this Agreement.
     (r) CPI Companies’ Start Date. None of the CPI Companies had undertaken any business activities or operations, owned any assets or incurred any liabilities at any time on or before the dates specified on Schedule 3.1(r) (being their respective dates of formation) provided, however, the Buyer Group acknowledges that in connection with the Corporate Restructuring, the CPI Companies have acquired certain assets and assumed certain liabilities which were in existence prior to their respective formation dates, all of which liabilities are disclosed on Schedule 3.1(d)(i) and Schedule 3.1(d)(ii) to the extent required pursuant to the terms of Section 3.1(d).
     (s) No Other Representations Acknowledgement. Cohl and the Sellers acknowledge that neither the Buyer Group nor any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, to the Sellers or Cohl or their agents or representatives, except for the representations and warranties set forth in this Agreement (including the Schedules attached hereto), in the Ancillary Agreements or in any certificate or other instrument delivered in connection herewith or therewith.
     3.2 Representations and Warranties of the Buyer Group. Buyer represents and warrants to the Sellers and Cohl as of the date hereof, as follows:
     (a) Due Organization; Good Standing and Power. Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Buyer Parent has all corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder. Each of Buyer and Buyer Parent has the corporate power and authority to own, lease and operate its assets and to conduct its business as now conducted. Each of Buyer and Buyer Parent is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title and interest in or to any of its assets or the conduct of its business, requires such authorization, qualification or licensing, except for the failure to so qualify or to be in good standing in such other jurisdiction that would not have a material adverse effect. No action or proceeding to dissolve the Buyer or Buyer Parent is pending.
     (b) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the consummation by each of Buyer and Buyer Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Parent and constitutes a legal, valid and binding obligation of each of Buyer and Buyer Parent , enforceable against each of Buyer and Buyer Parent in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.
     (c) No Approvals or Notices Required; No Conflict with Instruments. Except as specifically contemplated by this Agreement, the execution, delivery and performance of this Agreement by each of Buyer and Buyer Parent and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to it, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of its obligations under, its charter or bylaws or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their respective assets or properties are bound.
     (d) Certain Fees. None of the Buyer Group, nor any of their officers, directors or employees, on behalf of them, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     (e) Capitalization. Buyer Parent’s capital stock consists of (i) 450,000,000 shares of common stock, par value $.01 per share (“Buyer Parent Common Stock”) of which 69,793,312 shares were outstanding as of May 5, 2006, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding as of the date hereof. The outstanding shares of capital stock of Buyer Parent have been duly authorized, validly issued and fully paid and non-assessable. The LN Shares to be delivered hereunder (i) have been duly authorized and, when issued and delivered to the Sellers under the terms of this Agreement, will be validly issued and fully paid and non-assessable and (ii) represent 2.50% of the issued and outstanding capital stock of the Buyer Parent as of December 21, 2005 on a fully-diluted basis.
     (f) LN SEC Documents. Buyer Parent has filed or caused to be filed on a timely basis with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, exhibits and other documents required to be filed by it pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“34 Act Reports” and, together with all registration statements filed by Buyer Parent with the SEC pursuant to the Securities Act, the “LN SEC Documents”); provided, however, 34 Act Reports shall not include Forms 3, Forms 4 or any other filings or reports required to be made by shareholders, officers or directors of Buyer under the Securities Exchange Act of 1934. None of the LN SEC Documents contained, when made, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of circumstances under which they were made, not misleading in a material manner. Since the date of filing the latest LN SEC Document, there has not been any change in the assets, liabilities, financial condition or operations of Buyer Parent or its subsidiaries from that reflected in such LN SEC Document other than changes in the ordinary course of business, which have not had any material affect on the assets, liabilities, financial condition or operation of Buyer Parent and its subsidiaries taken as a whole.
     (g) No Other Representations Acknowledgement. The Buyer Group acknowledges that neither Cohl, any Seller, any Company nor any of their Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives makes any representation or warranty, either express or implied, to the Buyer or its agents or representatives, except for the representations and warranties set forth in this Agreement (including the Schedules attached hereto), in the Ancillary Agreements or in any certificate or other instrument delivered in connection herewith or therewith.
     3.3 Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to the Buyer Group as of the date hereof, as follows:
     (a) Each Seller represents that he is acquiring the LN Shares for his own account for investment only and not with a view to offer for sale or other disposition in connection with any distribution of all or any part thereof (although the disposition of each Seller’s LN Shares shall remain within each such Person’s discretion subject to Applicable Law and contractual limitations), except pursuant to an applicable exemption under the Securities Act or a registration thereunder.
     (b) Each Seller represents that he has had access, and reviewed to the extent he deems appropriate, the LN SEC Documents. Each Seller further represents that he has had an opportunity to ask questions of and to receive answers from Buyer Parent regarding Buyer Parent and its business, assets, results of operations and financial condition and terms and conditions of the issuance of the LN Shares pursuant to the terms hereof.

     (c) Each Seller represents that he can bear the economic risk of his investment in the LN Shares and has such knowledge and experience in financial business matters and that he is capable of bearing and managing the risk of investment in LN Shares, and that the Buyer Parent intends to make the filings required to comply with Regulation D, and that he is an accredited investor as defined in Regulation D under the Securities Act.
     (d) Each Seller understands that the LN Shares, when issued to such Seller, will not have been registered pursuant to the Securities Act or any applicable states securities law, the LN Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, LN Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act as currently in effect and understands that the resale limitations imposed thereby under the Securities Act and that additional resale limitations will be applicable to a Seller under Rule 144 if the Seller is deemed to be an affiliate of Buyer Parent under the Securities Act. Sellers further acknowledge that officers and directors of Buyer Parent and its Affiliates are subject to further limitations on sales of securities of Buyer Parent.
     (e) In addition to the limitations on the sale or the resale of LN Shares described in Section 3.3(d), Sellers and Buyer Parent shall enter into a Lockup and Registration Rights Agreement in the form of Exhibit F attached hereto (the “LN Securities Agreement”), which LN Securities Agreement shall provide further limitations on the resale of the LN Shares. Other than pursuant to the terms of the LN Securities Agreement, Buyer Parent shall be under no obligation to register any of the LN Shares pursuant to the terms of this Agreement or otherwise.
     (f) It is agreed and acknowledged by each Seller that the certificates representing the LN Shares shall each conspicuously set forth on the face or back thereof, a legend in the form of Exhibit G attached hereto.
     3.4 Sellers Disclosure Schedules. The Sellers Disclosure Schedules are qualified in their entirety by reference to specific provisions in this Agreement. The fact that any item of information or references to dollar amounts is contained in the Sellers Disclosure Schedules shall not be construed to mean that such information is (i) required to be disclosed by this Agreement or (ii) a basis or standard for interpreting the terms “materiality,” “materially,” “material” or “Material Adverse Effect” as used in this Agreement. Nothing in the Sellers Disclosure Schedules constitutes an admission of any liability or obligation of the Sellers, the CPI Companies or Cohl to any third party, nor an admission of any liability or obligation to any third party against the interests of the Sellers, the CPI Companies or Cohl. The schedule headings in the Sellers Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the Sellers Disclosure Schedules as set forth in this Agreement. To the extent applicable, any matter set forth in one section of the Sellers Disclosure Schedules which could, based solely on the substance of the disclosure itself, reasonably be determined to be applicable to another section of the Sellers Disclosure Schedules or to modify another representation or warranty of the Sellers, the Companies or Cohl on its face shall be deemed to be set forth in each other section of the Sellers Disclosure Schedules or to modify the representation and warranty to which it is applicable.
4. Covenants.
     4.1 Further Actions. Subject to the terms and conditions hereof, the Sellers (with respect to clauses (iii) and (iv) only), Cohl, the Companies and the Buyer Group will each use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts: (i) to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the CPI Companies or the Buyer Group as are necessary for the consummation of the transactions contemplated hereby and as have not been obtained prior to the Closing Date; (ii) to effect all necessary registrations and filings; (iii) to cause the execution of the various agreements attached hereto as Exhibits; and (iv) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the CPI Companies’ leases or contracts to the transactions contemplated by this Agreement, Cohl and the Companies will use commercially reasonable efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. Cohl, the Companies and the Buyer Group shall cooperate fully with each other to the extent reasonably required to obtain such consents.
     4.2 No Inconsistent Action. No Party shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.
     4.3 Public Announcements. Except as may be required by Applicable Law (it being acknowledged by the Sellers and Cohl that the Buyer Parent will file a Form 8-k with the Securities and Exchange Commission following the Closing), and any applicable stock exchange or the National Association of Securities Dealers, Inc., neither the Buyer Group, on the one hand, nor the Sellers, Cohl and the Companies, on the other, shall issue any press release or otherwise make any public statements or filings with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (a copy of the agreed upon press release to be released promptly following the Closing is attached as Schedule 4.3); provided, however, in no event shall any such release, statement or filing (including the Form 8-k referred to above) be made by a Party without first having provided the other Party with a right to review and comment upon the same.
     4.4 Tax Matters. The Companies shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the CPI Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date.
     4.5 Discharge of Invested Amounts. At the Closing, pursuant to the terms of the Credit Agreement, Buyer shall fund the “Initial Advance” (as such term is defined in the Credit Agreement) for the sole purpose of allowing the Companies to discharge the Invested Amounts.

5. Additional Closing Actions.
     5.1 Closing Deliveries. At the Closing:
     (a) Employment Agreements. The Cohl Services Agreement shall be executed and delivered by the Companies, Cohl and KSC.
     (b) Escrow Agreement. The Escrow Agreement shall be executed and delivered by the Seller Representative (for himself and for and on behalf of the Sellers which the Sellers hereby authorize), the Buyer Group and Wells Fargo Bank, N.A., as Escrow Agent.
     (c) Securityholders Agreement. The Shareholders Agreement shall be executed and delivered by the Companies, the Sellers, Buyer and Cohl.
     (d) The LN Securities Agreement. The LN Securities Agreement shall be executed and delivered by the Sellers and Buyer Parent.
     (e) Credit Agreement. The Credit Agreement shall be executed and delivered by the Buyer and the Companies.
     (f) Licenses and Consents. All material licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities or any other third parties required to consummate the transactions contemplated by this Agreement and/or which are reasonably necessary to enable (i) Buyer to own the Purchased Interests, including each of the consents and approvals listed on Schedule 3.1(c) and (ii) the Sellers to own the LN Shares, shall have been obtained and shall be in full force and effect (except as may otherwise be agreed by Buyer as regards clause (i) above with respect to the approval and consents listed on Schedule 3.1(c), such agreement to be evidenced by Buyer proceeding with the Closing).
     (g) Legal Opinion with Respect to ROW Tour. The Corporate Seller and Cohl shall cause to be delivered legal opinions in the form agreed to by the parties with respect to ROW Tour.
     (h) Other Document Deliveries to Buyer. Buyer shall receive all the certificates, instruments and documents listed below:
     (i) the certificates and instruments contemplated by Section 1.1;
     (ii) to the extent required by Buyer in furtherance of Buyer’s rights pursuant to the Securityholders Agreement, the written resignation of applicable officers, directors and managers of the CPI Companies, such resignations to be effective concurrently with the Closing Date;
     (iii) certificates from applicable governmental officials of the jurisdiction of incorporation or organization of each Company as to the legal existence and good standing of such Company in such jurisdiction;

     (iv) releases in the form attached hereto as Exhibit H executed by the Sellers; and
     (v) certified copies of all corporate actions taken by the Companies and the Corporate Sellers to properly authorize the transactions contemplated by this Agreement or incidental thereto, and such other instruments and documents as reasonably requested by counsel to the Buyer.
     (i) Other Document Deliveries to Sellers. Sellers shall receive certified copies of all corporate actions taken by the Buyer to properly authorize the transactions contemplated by this Agreement or incidental thereto and such other instruments and documents as reasonably requested by counsel to the Sellers.
6. Covenants; Action Subsequent to Closing.
     6.1 Put Option. Upon the terms and provisions set forth herein, Buyer will have an option (“Put Option”) to require the Sellers to repurchase all of the Purchased Interests. The Put Option may be exercised by Buyer at any time on or before November 30, 2006 by notice to the Sellers and the Escrow Agent. The Put Option may be exercised for any reason within Buyer’s sole and absolute discretion. If Buyer properly exercises the Put Option, then the following provisions will apply:
     (a) The Escrow Fund will be released from escrow to Buyer.
     (b) Buyer will convey and transfer all of the Purchased Interests to the Sellers free of any Encumbrances (other than restrictions on transfers that may be imposed by Applicable Laws and those that may arise by virtue of any actions taken by or on behalf of the Sellers or their Affiliates) and in the same proportions set forth on Schedule 2.2.
If the Put Option expires without having been properly exercised by Buyer, the Escrow Fund will be released from escrow to the Sellers.
     6.2 Election of Cohl as Director. Promptly as reasonably possible after the Closing Date but not more than five business days thereafter, subject to approval of Buyer Parent’s Board of Directors, Buyer Parent shall cause Cohl to be appointed to the board of directors of Buyer Parent as a “Class I” director (as described in Article 6, Section 3 of the Certificate of Incorporation of Buyer Parent) and shall cause Cohl to be provided with the benefit of the same Director and Officer insurance as is provided to non-executive directors of Buyer Parent. Cohl shall promptly file all forms with the SEC as may be required by Applicable Law to the extent requested of Cohl by Buyer Parent. Subject to the fiduciary duties of the Board of Directors of Buyer Parent, the Buyer Parent will include Cohl on the slate of directors for a three (3) year term to be voted on by the shareholders of Buyer Parent at the 2007 annual meeting, provided that at the time such slate is so designated, Cohl remains an executive officer of the Companies and the Buyer Parent or its Affiliate retains an ownership interest of the Purchased Interests; and further provided that following such inclusion, the Buyer Group shall have no further obligation or liability under this Section.

     6.3 Non-Compete Covenants. Cohl acknowledges and agrees that (i) pursuant to the terms of the Services Agreement, he will agree to certain non-compete and other restrictions (“Non-Compete Covenants”) for the benefit of the Buyer Group and the CPI Companies, (ii) such Non-Compete Covenants are being provided in order to allow the Buyer Group to realize the full benefit of the bargain in connection with the purchase of the Purchased Interests, and (iii) the Buyer Group would not be willing to enter into this Agreement in the absence of such Non-Compete Covenants. Cohl further acknowledges and agrees that the Buyer Group’s agreement to enter into this Agreement and the covenants and agreements of the Buyer Group and the CPI Companies set forth hereunder and in the other agreements contemplated hereby (including the Services Agreement), shall and do constitute sufficient consideration for Cohl to agree to the Non-Compete Covenants.
     6.4 NYSE Filing. As soon as practicable following the Closing, Buyer Parent shall cause the LN Shares to be listed on the New York Stock Exchange, including filing the notice of issuance of the LN Shares as required pursuant to the rules of the New York Stock Exchange and remitting any required filing fees.
     6.5 Deferred Entertainment Investments.
     (a) The Corporate Sellers and/or Cohl own and/or control the Deferred Entertainment Investments. “Deferred Entertainment Investments” means, collectively, (i) an investment in 100% of the issued and outstanding capital stock of Concert Productions International B.V., a Dutch B.V. (the “CPI B.V. Investment”), (ii) an investment in 100% of the issued and outstanding capital stock of Grand Theatricals (UK) Ltd., a U. K. corporation (the “Grand Theatricals Investment”), (iii) an investment in The Really Useful Financial Services Co. Ltd., a U. K. corporation (the “Really Useful Investment”), (iv) the right to acquire an ownership interest in Blast City Inc., an Ontario corporation (such interest if acquired, the “Blast City Investment”) and (v) an investment in Ultrastar Entertainment LLC, a Delaware limited liability company (the “Ultrastar Investment”), all as more particularly described on Schedule 6.5. The Corporate Sellers and Cohl shall transfer or cause to be transferred the Deferred Entertainment Investments to the indicated Companies (subject to Section 6.5(b) and, in the case of the Blast City Investment, subject to clause (e) below) in a form reasonably acceptable to the Buyer (each such transfer herein being referred to as a “Deferred Investment Transfer”), and such Companies shall complete such transfers on the terms provided for herein, as follows:
     (A) as regards the CPI B.V. Investment, to Tour within 90 days after completion of the European leg of the RS Tour;
     (B) as regards the Grand Theatricals Investment, to Grand within 120 days after the Closing Date;
     (C) as regards the Really Useful Investment, to Grand within 120 days after the Closing Date;

     (D) as regards the Ultrastar Investment, to Tour within 120 days after the Closing Date; and
     (E) as regards the Blast City Investment, within 60 days after such interest is acquired.
     (b) The Parties acknowledge that it may be more tax advantageous for the Buyer and/or the Sellers to have a particular Deferred Investment Transfer effected to a different entity than the Companies indicated in Section 6.5(a). The Buyer and the Sellers shall accommodate any such request by the other (which request by the Sellers shall be made by the Seller Representative on their behalf), including a request to utilize a new jointly-owned entity, provided that such accommodation is not prejudicial to the other acting reasonably and in good faith.
     (c) In connection with each Deferred Investment Transfer of a Deferred Entertainment Investment, the transferee Company shall reimburse any and all funds invested or otherwise expended in connection with such Deferred Entertainment Investment, which reimbursement shall be funded by Buyer pursuant to the Credit Agreement (being the “Deferred Initial Advance,” as such term is defined in the Credit Agreement) and must be for amounts shown on Schedule 2 of the Credit Agreement, as modified with Buyer’s approval or as modified to reflect additional invested or as otherwise expended amounts duly authorized in accordance with the regime contemplated by Section 6.5(e) and that would have been a Permitted Purpose pursuant to the Credit Agreement.
     (d) Except as otherwise specifically provided for in this Agreement, the Deferred Entertainment Investments shall be deemed to constitute a part of the Business and be Entertainment Investments held by the CPI Companies for all purposes hereunder, including for purposes of the representations and warranties set forth in Section 3.1 and the indemnification provisions of Article 7.
     (e) The Parties acknowledge that, but for certain considerations, the Deferred Entertainment Investments would have been transferred to the Companies as part of the Corporate Restructuring. Accordingly, pending the completion of the Deferred Investment Transfers, the Corporate Sellers and/or Cohl shall cause the Deferred Entertainment Investments to be managed as if they were included in the Business and therefore subject to the Securityholder Agreement (except that Cohl alone shall have the right to determine whether or not to acquire the Blast City Investment) and in a manner not prejudicial to the interests or right the Buyer would have had in, or with respect to, the Deferred Entertainment Investments had they been transferred to the Companies as part of the Corporate Restructuring.
7. Indemnification.
     7.1 Indemnification by the Sellers and Cohl.
     (a) Subject to the provisions of this Article 7, the Corporate Sellers and Cohl, jointly and severally (without any right of contribution from the Companies) shall protect, indemnify and hold harmless Buyer, Buyer Parent, each of their permitted assigns, the Affiliates of the Buyer Group (excluding the CPI Companies), and where applicable, each officer and director of the Buyer Group Affiliate (collectively, the “Buyer Indemnified Parties”), in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and reasonable attorneys’, and accountants’ fees and disbursements, without duplication but reduced by any net amount paid to any such indemnified party or any CPI Company on account thereof by any insurance policies and other contributions received by any such indemnified party or any CPI Company from third parties and any reduction in Taxes attributable thereto (collectively referred to herein as “Damages”), incurred by such Person arising out of, relating to, or based upon the breach of any of the representations and warranties (other than as set forth in Section 3.3), covenants or agreements made by the Sellers or Cohl in this Agreement, including the Schedules hereto but excluding all Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Sellers or Cohl pursuant to this Agreement. For purposes of this Section 7.1, any Damages incurred by a CPI Company shall be deemed to be a Damage incurred by the Buyer in an amount equal to the amount of such Damage incurred by the CPI Company multiplied by Buyer’s direct or indirect percentage ownership interest in such CPI Company.
     (b) Subject to the provisions of this Section 7, each Seller, severally and not jointly, shall protect, indemnify and hold harmless the Buyer Indemnified Parties in respect of any Damages incurred by the Buyer Indemnified Parties arising out of, relating to or based upon the breach of any of such Seller’s representations and warranties set forth in Section 3.3.
     7.2 Indemnification by the Buyer Group. Subject to the provisions of this Article 7, the Buyer Group shall protect, indemnify and hold harmless each Seller and its permitted assigns, each Seller’s Affiliates and, where applicable, each Seller’s officers and directors, in respect of any Damages incurred by such Person arising out of, relating to, or based upon the breach of any of the representations, warranties, covenants or agreements made by the Buyer Group in this Agreement, including the Schedules hereto but excluding all Exhibits hereto, or in any certificate or instrument delivered by or on behalf of the Buyer Group pursuant to this Agreement.
     7.3 Indemnification Procedures. The obligations and liabilities of each indemnifying Party hereunder with respect to claims resulting from the assertion of liability by another Party or third parties shall be subject to the following terms and conditions:
     (a) Any Person (the “Indemnified Party”) making a claim for indemnification (a “Claim”) against the Buyer Group, the Sellers or Cohl (the “Indemnifying Party”) under this Section 7 shall notify each Indemnifying Party thereof in writing with reasonable details of a Claim promptly after the Indemnified Party discovers the liability, obligation or facts giving rise to such Claim; provided, however, the failure of the Indemnified Party to provide prompt notice of a Claim as contemplated by this Section 7.3(a) shall not affect the right of the Indemnified Party to be indemnified pursuant to this Article 7 for such Claim except to the extent such failure materially prejudices the ability of the Indemnifying Party to defend such Claim.
     (b) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.
     (c) So long as the Indemnifying Party is conducting the defense of a third party Claim in accordance with Section 7.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any injunctive or other equitable relief against (or any other obligation on) the Indemnified Party.
     (d) In the event any of the conditions in Section 7.3(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, a third party Claim in any manner it reasonably may deem appropriate (the Indemnified Party need not obtain any consent from any Indemnifying Party in connection therewith, but, acting reasonably, will keep informed and consult with the Indemnifying Party) and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer arising out of, relating to or based upon the Claim to the fullest extent provided in this Section 7; provided, that in no event shall an Indemnifying Party be responsible for the fees of more than one law firm, except in the case of a conflict of interest, or where required to address local law issues or specialized areas of the law.
     7.4 Time Limits on Liability; Indemnification Cap.
     (a) The representations and warranties of the Parties shall survive the Closing. Anything contained in this Agreement to the contrary notwithstanding, the liability of any Party for indemnity with respect thereto shall only extend to matters for which a bona fide claim has been asserted by written notice of such claim with reasonable details delivered to the Indemnifying Party on or before eighteen (18) months from the Closing Date, except for (i) breaches of the representations and warranties with respect to Tax matters as set forth in Section 3.1(m) which will survive for statutory limitation periods, including any extensions or waivers thereof and (ii) breaches of the representations and warranties set forth in Section 3.1(b)(ii) and (iv) which shall survive indefinitely. This Section 7.4 shall not at any time relieve any Party from the performance of such Party’s agreements, covenants or undertakings set forth in this Agreement and such agreements, covenants or undertakings shall survive without limitation.
     (b) Notwithstanding anything herein to the contrary, the liability of the Sellers and Cohl to protect, indemnify and to hold harmless the Buyer Indemnified Parties with respect to Damages pursuant to the provisions of Section 7.1 arising from a breach of a representation or warranty shall not apply to the extent that the amount of such Damages exceed the then CPI Notional Basket Value Amount.
     (c) Notwithstanding anything herein to the contrary, the total liability for the Buyer Group to protect, indemnify and hold harmless the Sellers with respect to Damages pursuant to the provisions of Section 7.2 arising from a breach of a representation or warranty shall not apply to the extent that the amount of such Damages exceeds the then LN Notional Basket Value Amount.
     (d) Notwithstanding anything herein to the contrary, no indemnification claim may be made under Section 7.1(a) for a breach of a representation or warranty (the “Threshold Items”) unless and until the aggregate amount of all Damages sustained or incurred to which the indemnity under Section 7.1(a) for the Threshold Items would apply exceeds $250,000.00 (the “Threshold Amount”). If such aggregate Damages for the Threshold Items exceed the Threshold Amount, then the aggregate liability of the Sellers and Cohl shall be (subject to the other provisions of this Section 7.4) for the Damages for the Threshold Items in excess of the Threshold Amount.
     (e) Notwithstanding anything herein to the contrary, no indemnification claim made under Section 7.1 need be paid until after the deadline for the exercise of the Put Option.
     (f) Cohl and the Sellers shall have the right to deliver shares of Buyer Parent Common Stock (“Payment Shares”) to Buyer Group as payment of indemnity obligations under Section 7.1 hereof. For these purposes, Payment Shares will be valued at the closing share price of Buyer Parent Common Stock on the date such Payment Shares are delivered to the Buyer Group. All Payment Shares will be treated first as coming from those shares of Buyer Parent Common Stock that are not then subject to the restrictions contained in Section 4.3 of the LN Securities Agreement (“Unlocked Shares”) and, after all Unlocked Shares have been so used, second as coming from those shares of Buyer Parent Common Stock that are then subject to the restrictions contained in Section 4.3 of the LN Securities Agreement.
     7.5 Right to Indemnification Not Affected By Knowledge or Materiality. The right to indemnification, payment of Damages or other remedy based on the breach of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Furthermore, for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement, the applicable provisions thereof shall be read and interpreted as if any qualification stated herein with respect to materiality or material adverse effect was not contained therein.
     7.6 Exclusive Remedy. Except for actions for statutory or common law fraud or intentional misrepresentation and for the remedy granted to Buyer in connection with the Put Option, the remedies provided in this Article 7 shall be the sole and exclusive remedies available to any Indemnified Party for monetary compensation with respect to any claim under this Agreement for a breach or default of any representation, warranty, covenant or agreement (including the Schedules hereto, but excluding the Exhibits hereto), but the foregoing shall not preclude any Party from seeking equitable remedies without compliance or regard to Article 7.
8. Miscellaneous.
     8.1 Payment of Certain Fees and Expenses. Each of the Parties shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers’ fees, attorneys’ fees and accountants’ fees. All such fees and expenses of the Companies (including for Corporate Restructuring except as otherwise provided for in the last sentence of this Section) shall be borne by the Sellers and in no event shall any assets of the Companies be utilized for or reduced by the payment of any such fees and expenses. Notwithstanding the foregoing, the costs and expenses of effecting the Corporate Restructuring shall be borne as to $120,000 by the Companies.
     8.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or sent by telecopier, as follows:
     (a) If to the Companies, then the notice must be provided to both the Sellers and the Buyer.
     (b) If to Sellers or Cohl:
Michael Cohl
28 Pine Road
Palm Court
Bellville, St. Michael, Barbados
Telecopier No.: (246) 429-5143
with a copy to:
Torys LLP
237 Park Avenue, 20th Floor
New York, New York 10017
Attention: Gary Gartner and
                  Richard Willoughby
Telecopier No.: (212) 682-0200

     (c) If to Buyer or Buyer Parent:
Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attention: Alan Ridgeway, Chief Financial Officer
Telecopier No.: (310) 867-7054
       with a copy to:
Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attention: Michael Rowles, General Counsel
Telecopier No.: (310) 867-7158
or to such other address as a Party shall have specified by notice in writing to the other Parties. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth Business Day after the mailing thereof.
     8.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof, including that certain Letter of Intent dated March 14, 2006 by and among certain of the Parties.
     8.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, personal representatives, successors and permitted assigns. Except as provided in or contemplated by Article 7, which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Article, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     8.5 Assignability. This Agreement shall not be assignable by the Sellers or Cohl without the prior written consent of Buyer or by Buyer or Buyer Parent without the prior written consent of the Sellers (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion); provided, however, that Buyer or Buyer Parent shall be entitled to assign this Agreement, and all of their respective rights and obligations hereunder (including the Put Option) to a direct or indirect wholly-owned subsidiary without the consent of the Sellers or any other party, so long as Buyer or Buyer Parent, as applicable, guarantees the full performance of the obligations set forth herein in a manner reasonably satisfactory to the Seller Representative.
     8.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Buyer Group and the Sellers (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion). No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the Seller Representative’s sole and absolute discretion) . Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party (with the Seller Representative acting as the attorney-in-fact for and on behalf of the Sellers, in the CPI Representative’s sole and absolute discretion) of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     8.7 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     8.8 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.
     8.9 Counterparts. This Agreement may be executed manually or by facsimile or similar electronic means in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     8.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflict of law.
     8.11 Dispute Resolution. Any dispute, difference or question (“Dispute”) between the Buyer Group, on the one hand, and the Sellers, the Companies or Cohl, on the other hand (“Disputing Parties”), shall be resolved in accordance with the following dispute resolution procedures:
     (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.
     (b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in New York, New York. One mediator shall be appointed by the agreement of the Disputing Parties. The mediator shall be a suitably qualified Person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Disputing Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association. In the event the Disputing Parties are unsuccessful in their mediation of the Dispute, or if there is any Dispute about the scope of or the compliance by any Party with the provisions of Section 8.11, either Disputing Party may require that the Dispute be settled in accordance with the provisions of Section 8.12.
     8.12 Jurisdiction/No Jury Trial. Each Party hereby submits to the non-exclusive jurisdiction of the state courts located in New York, NY and the federal court located in the Southern District of New York with respect to all actions brought under this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.
     8.13 Seller Representative.
     (a) By its execution of this Agreement, each of the Sellers shall conclusively be deemed to have consented to, approved and agreed to be bound by, as applicable:
     (i) To irrevocably appoint the Seller Representative as the attorney-in-fact (which appointment is acknowledged by each Seller and the Seller Representative as being coupled with an interest) for and on behalf of each Seller as provided in this Agreement. Each Seller agrees not to revoke such appointment and that any attempt to do so shall be null and void and without effect.
     (ii) The taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under this Agreement and the Escrow Agreement. The Seller Representative shall have authority and power to act as the attorney-in-fact for and on behalf of each Seller with respect to the disposition, settlement or other handling of all indemnity claims under Article 7. Each Seller shall be bound by all actions taken by the Seller Representative in connection with indemnity claims under Article 7, and Buyer shall be entitled to rely on any action or decision of the Seller Representative in connection therewith.
     (iii) Notwithstanding any other provision hereof, the Seller Representative shall not have the right to take any actions or make any decisions that increase, directly or indirectly, the potential liability of any Seller from that which is created pursuant to the terms hereof or that have the effect of treating any Seller differently from any or all of the others.
     (b) The initial Seller Representative shall be Michael Cohl. If Michael Cohl shall resign as the Seller Representative, or upon the determination of the Majority Seller, the Majority Seller shall be the Seller Representative. The Seller Representative shall have the power to appoint any substitute and to delegate to that substitute any power hereby conferred (other than this power of substitution) as if that substitute had been originally appointed as the Seller Representative.

     (c) The Corporate Sellers and Cohl agree (i) to hold the Buyer harmless from any Damages it incurs in relying upon the Seller Representative’s authority in performing his role under this Agreement and the Escrow Agreement, except to the extent of any such Damages arising from fraud or willful misconduct by the Buyer Group and (ii) that their obligation set forth in this Section 8.13(c) shall be subject to the indemnification obligations of the Corporate Sellers and Cohl under Article 7.
9. Definitions.
     9.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
     “Applicable Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.
     “Business Day” means any day other than a Saturday or Sunday, on which national banks in Houston, Texas and New York, New York are required or permitted to be open.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.
     “CPI Notional Basket” shall mean a hypothetical account that initially contains 927,500 shares of Buyer Parent Common Stock. Each time, if at all, that Sellers or Cohl pay a Claim for Damages pursuant to the provisions of Section 7.1 arising from a breach of a representation or warranty, the CPI Notional Basket will be reduced by the number of shares of Buyer Parent Common Stock that has a then aggregate Market Value equal to the amount of such payment. The number of shares of Buyer Parent Common Stock in the CPI Notional Basket shall be appropriately adjusted, from time to time, for stock splits, reverse splits, stock dividends and other similar transactions affecting the of Buyer Parent Common Stock.
     “CPI Notional Basket Value Amount” shall mean, as of any time, the aggregate Market Value of all shares of Buyer Parent Common Stock in the CPI Notional Basket at such time; provided, however, if a Notional Cash Out Event should ever occur, then the CPI Notional Basket Value Amount shall thereafter be equal to, as of any time, the amount determined as follows:
     (i) the aggregate value, determined as of the date of such Notional Cash Out Event, of the consideration that would have been received in such Notional Cash Out Event by a hypothetical shareholder that owned the same number of shares of Buyer Common Stock that are in the CPI Notional Basket at the time of the Notional Cash Out Event; minus

     (ii) the aggregate of all amounts paid by Sellers or Cohl on or after the date of the Notional Cash Out Event in respect of Claims for Damages pursuant to the provisions of Section 7.1 arising from a breach of a representation or warranty made.
     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.
     “Environmental Laws” shall mean all treaties, conventions or federal, state or local laws relating to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Material Transportation Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the National Environmental Policy Act, the Oil Pollution Act and the Occupational Safety and Health Act, as these treaties, conventions or laws have been amended or supplemented, and any regulations promulgated pursuant thereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “GAAP” means generally accepted accounting principles as in effect on the date of this Agreement.
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).
     “Hazardous Substances” means any substance classified under Environmental Laws as hazardous, toxic, pollutants or contaminants, including without limitation, friable asbestos and polychlorinated biphenyls.
     “Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.
     “IRS” means the Internal Revenue Service.
     “Knowledge of the Corporate Sellers” means the actual knowledge of Cohl, Gary Moss or Eric Rosen after reasonable inquiry.
     “LN Notional Basket” shall mean a hypothetical account that initially contains 927,500 shares of Buyer Parent Common Stock. Each time, if at all, that Buyer Group pays a Claim for Damages pursuant to the provisions of Section 7.2 arising from a breach of a representation or warranty, the LN Notional Basket will be reduced by the number of shares of Buyer Parent Common Stock that has a then aggregate Market Value equal to the amount of such payment. The number of shares of Buyer Parent Common Stock in the LN Notional Basket shall be appropriately adjusted, from time to time, for stock splits, reverse splits, stock dividends and other similar transactions affecting the Buyer Parent Common Stock.
     “LN Notional Basket Value Amount” shall mean, as of any time, the aggregate Market Value of all shares of Buyer Parent Common Stock in the LN Notional Basket at such time; provided, however, if a Notional Cash Out Event should ever occur, then the LP Notional Basket Value Amount shall thereafter be equal to, as of any time, the amount determined as follows:
     (i) the aggregate value, determined as of the date of such Notional Cash Out Event, of the consideration that would have been received in such Notional Cash Out Event by a hypothetical shareholder that owned the same number of shares of Buyer Common Stock that are in the LN Notional Basket at the time of the Notional Cash Out Event; minus
     (ii) the aggregate of all amounts paid by Buyer Group on or after the date of the Notional Cash Out Event in respect of Claims for Damages pursuant to the provisions of Section 7.2 arising from a breach of a representation or warranty made.
     “Market Value” shall mean the average closing share price of Buyer Parent Common Stock over the prior three trading days on the New York Stock Exchange (or, if Buyer Parent Common Stock is no longer listed on the New York Stock Exchange, such other national exchange (or NASDAQ) on which it is so listed, and if Buyer Parent Common Stock is not so listed, the fair market value of a share of Buyer Parent Common Stock shall be determined in good faith by the Buyer Parent’s board of directors).
     “Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the CPI Companies taken as a whole other than any effect relating the transactions contemplated by this Agreement.
     “Medallion Signature Guarantee Programs” shall mean any one of the following programs:
     (i) Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.
     (ii) Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms, and clearing and trust companies.
     (iii) New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.
     “Notional Cash Out Event” shall mean any merger, tender offer, exchange offer, consolidation or similar transaction that results in the shares of Buyer Parent Common

Stock being transferred or exchanged for cash, securities of an issuer other than Buyer Parent or some combination of cash and securities of an issuer other than Buyer Parent.
     “Permits” means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.
     “Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable; (b) mechanics’, materialmans’, suppliers’, vendors’ or similar Encumbrances arising in the ordinary course of business securing amounts which are not delinquent and for which adequate reserves are kept on the financial statements and books and records of the appropriate Person; (c) Encumbrances created pursuant to equipment leases entered into in the ordinary course of business which encumber the property which is the subject of the lease to the extent such leases are properly described on Schedule 3.1(f)(ii); (d) Encumbrances for liens (other than for liens for borrowed money or other Debt) that do not, individually or in the aggregate, materially reduce the usefulness or value to the CPI Companies of the encumbered asset; and (e) with respect to contracts, agreements or instruments, the rights of the other parties thereto to the extent that such have been disclosed on the Schedules to this Agreement if required to be so disclosed.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.
     “Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Representative” shall mean the Seller Representative appointed pursuant to Section 8.13 from time to time (the initial Seller Representative being Cohl).
     “Sellers Disclosure Schedules” means the Schedules which are made a part of Section 3.1 and Schedule 6.5.
     “Subsidiary” means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture, or other entity more than fifty percent (50%) of whose total equity interests is owned, directly or indirectly, by the Company, but shall exclude any Entertainment Investment.
     “Taxes” means any income taxes or similar assessments or any sales, value-added excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, import or custom duties or taxes or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.
     “Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

     “Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.
     9.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 9.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

Defined Terms	Reference
Affiliate	— Section 9.1
Agreement	— Preamble
Ancillary Agreement	— Section 3.1(b)(i)
Blast City Investment	— Section 6.5
Business	— Recital 2
Buyer	— Preamble
Buyer Group	— Preamble
Buyer Indemnified Parties	— Section 7.1(a)
Buyer Parent Common Stock	— Section 3.2(e)
Cash Purchase Price	— Section 2.2
Claim	— Section 7.3(a)
Closing	— Section 2.1
Closing Date	— Section 2.1
Cohl	— Preamble
Cohl Services Agreement	— Section 1.2
Companies	— Preamble
Concert Productions	— Preamble
Content 2005	— Preamble
Content 2006	— Preamble
Corporate Restructuring	— Section 3.1(m)
Corporate Sellers	— Preamble
CPI B.V. Investment	— Section 6.5
CPI Companies	— Recital 3
CPI Entertainment	— Preamble
CPI Intellectual Property	— Section 3.1(i)
CPI Permits	— Section 3.1(f)(iii)
Credit Agreement	— Section 1.4
Damages	— Section 7.1(a)
Debt	— Section 3.1(d)(ii)
Deferred Entertainment Investments	— Section 6.5(a)
Deferred Initial Advance	— Section 6.5(a)
Disclosed Liabilities	— Section 3.1(d)(i)
Dispute	— Section 8.11
Disputing Parties	— Section 8.11
Entertainment Agreements	— Section 3.1(b)(iii)
Entertainment Events	— Section 3.1(b)(iii)
Entertainment Investments	— Section 3.1(b)(iii)
Equity Interests	— Section 3.1(b)(iv)
Escrow Agent	— Section 5.1(b)

Defined Terms	Reference
Escrow Agreement	— Section 2.3
Escrow Fund	— Section 2.3
Grand	— Preamble
Grand Theatricals Investment	— Section 6.5
Grand ROW	— Preamble
Initial Advance	— Section 4.5
Indemnified Party	— Section 7.3(a)
Indemnifying Party	— Section 7.3(a)
LN Board	— Section 6.2
Other Sellers	— Preamble
Intellectual Property	— Section 3.1(i)
Invested Amounts	— Section 3.1(d)(ii)
KSC	— Section 1.2
LN Board	— Section 6.2
LN SEC Documents	— Section 3.2(f)
LN Securities Agreement	— Section 3.3(e)
LN Shares	— Section 2.2
Majority Seller	— Preamble
Material Contracts	— Section 3.1(f)(i)
Minor Contracts	— Section 3.1(f)(i)
Non-Compete Covenants	— Section 6.3
Parties	— Preamble
Purchase Price	— Section 2.2
Purchased Interests	— Section 1.1
Put Option	— Section 6.1
Real Estate	— Section 3.1(f)(ii)
Real Estate Leases	— Section 3.1(f)(ii)
ROW Tour	— Preamble
RS Tour	— Section 3.1(b)(iii)
SEC	— Section 3.2(f)
Sellers	— Preamble
Securityholders Agreement	— Section 1.3
34 Act Reports	— Section 3.2(f)
Threshold Amount	— Section 7.4(d)
Threshold Items	— Section 7.4(d)
Tour	— Preamble
Ultrastar Investment	— Section 6.5
USA Tour	— Preamble
     9.3 References. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the Parties as the described Schedule or Exhibit to this Agreement. All Schedules (but not Exhibits) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used in their plural or singular forms, respectively.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

BUYER	SFX ENTERTAINMENT, INC.

	By:	/s/ Alan B. Ridgeway

BUYER PARENT	LIVE NATION, INC.

	By:	/s/ Alan B. Ridgeway

CORPORATE SELLERS	SAMCO INVESTMENTS LTD.

	By:	/s/ Christopher C. Morris

CONCERT PRODUCTIONS INTERNATIONAL INC.

	By:	/s/ John H. Perkins

CPI ENTERTAINMENT RIGHTS INC.

	By:	/s/ John H. Perkins

OTHER SELLERS (From Exhibit A)	CHARLES ROSNER BRONFMAN FAMILY TRUST

	By:	/s/ Stephen R. Bronfman, Trustee

Each of ORION CAPITAL CORPORATION; THE ARTHUR FOGEL/KALEEN LEMMON FAMILY TRUST; S. STEPHEN HOWARD; GORDON CURRIE; GERALD BARAD; ROMPER HOLDINGS (USA) LTD.; SURGE VENTURES INC.; D. MARK NORMAN; ERIC KERT; and GARY MOSS; by their duly authorized attorney

Under power of attorney:

	By:	/s/ Michael Cohl

COHL	MICHAEL COHL

COMPANIES	CPI ENTERTAINMENT CONTENT (2005), INC.

	By:	/s/ John H. Perkins

CPI ENTERTAINMENT CONTENT (2006), INC.

	By:	/s/ John H. Perkins

CPI INTERNATIONAL TOURING INC.

	By:	/s/ John H. Perkins

CPI TOURING (USA), INC.

	By:	/s/ John H. Perkins

GRAND ENTERTAINMENT (ROW), LLC

	By:	/s/ John H. Perkins